EXHIBIT 6.43



                              CONSULTING AGREEMENT
                                Strategic Adviser

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Between: IQ POWER TECHNOLOGY INC.             And: RICHARD J. SINGER
         (the "Company")                           (the "Consultant")
At:      c/o Erlenhof Park, Inselkammer       At:  130 Old Army Road, Scarsdale,
         Strasse 4, D-82008 Unterhaching,          New York 10583 USA
         Germany
         Facsimile: 011-4989-614483-40        Facsimile: -------
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IN  CONSIDERATION  of the  mutual  promises  and  covenants  and the  terms  and conditions set out in sections 1.00 through 9.00 attached, the Company hereby offers and the Consultant hereby accepts engagement with the Company upon the terms and conditions set forth herein:

Position:      Strategic Adviser

Services:      Services to be provided shall relate generally to the position of the  Consultant  and shall  include  prime  responsibilities  for business development  consulting to the Company including but not
               limited  to  securing  new  contacts   and   customers,   product
               application, matters related to use of the technology in the manufacturing process, industry events, generation of information about the process to reach potential users as required by the Company management and similar. Further, the position could require participation in contract negotiations, both on projects found by the Company and ones initiated by the Consultant.

Term of        This  Agreement  shall have an  initial  term of 24 months and be
Agreement:     deemed to have commenced on August 1, 2000,  notwithstanding  the date of execution.

Period of      The Consultant shall devote no less than 8 full working hours per
Services:      day per week solely to the duties and  obligations  noted in this
               Agreement.  Such work shall be  provided  for the  benefit of the
               Company  for the  minimum  average  of 1 day per  week  (i.e.  52 working days per year, minimum). Should the Company require additional days or the presence of the Consultant for contiguous periods of more than 2 days in a row such days shall be provided, at the request of the Company made at least 4 calendar weeks in advance, in a continuous block of working days up to 5 week days in a row or 7 days in a row, including weekend working days, unless the foregoing conflicts with a predetermined travel schedule or prior obligation of the Consultant.

Compensation:  As  consideration  for the Services of the Consultant  hereunder, the Company shall:

               1. pay the Consultant a fee of US $2,000 per full work day, such fees to be paid monthly on the first business day of the month for amounts due for that month following submission in advance by the Consultant to the Company of scheduled efforts for that month with any adjustments for a greater or lesser number of work days actually worked being made within 2 weeks of the month end of the month in which the services were provided;
               2.   advance  the  Consultant  a  4-week  deposit  to be  applied against the last 4 weeks compensation due under this Agreement; and
               3. issue the Consultant forthwith following execution of this Agreement, options to purchase 25,000 shares of the Company (the "Options") exerciseable for the price of US$1.50 per share during the life of the Agreement, which Options shall vest and be exerciseable as follows:
                    a.   50% of  the  Options  shall  vest  and  be  immediately
                         exerciseable; and
                    b.   the  remaining  50% of the  Options  shall  vest and be
                         exerciseable  12  months  following  the  date  of this
                         Agreement.
               Notwithstanding the foregoing, until such time as the Company completes a new equity financing raising not less than US$5,000,000 following the date of this Agreement, 50% of all cash compensation owing to the Consultant hereunder as well as any monthly compensation in excess of US$5,000 shall be deferred and be payable only upon and within 30 days of completion of such financing during the term of this Agreement.*

Performance    Subject to  performance,  the Company shall pay the  Consultant a
Incentive:     finder's  fee for  contracts  brought to the  Company as a direct result of the Consultant's efforts as follows:

               1. 6% of the benefit to the Company on contracts of US$1,000,000 or less;
               2. [4 - struck out and initialed in original] 5% of the benefit to the Company on contracts greater than US$1,000,000 but not greater than US$4,000,000;
               3. [3 - struck out and initialed in original] %4 of the benefit to the Company on contracts of greater than US$4,000,000 but not greater than US$10,000,000; and

               * or note later than December 31, 2000; whichever shall come first. [Handwritten in original, initialed and dated]

                                                            Consulting Agreement
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               4.   [2 - struck out and initialed in original] 3% of the benefit to the Company on contracts of greater than US$10,000,000.



Executed and delivered by and on behalf    Executed and delivered by and on
of the Company at Unterhaching, Germany,   behalf of the Consultant at New York,
effective August 12, 2000.                 USA effective 12 August 2000.


IQ POWER TECHNOLOGY INC.


Per: /s/ Peter Braun                       /s/ Richard J. Singer
     --------------------------            ------------------------------------
     Peter Braun, President               RICHARD J. SINGER

                              CONSULTING AGREEMENT
                              TERMS AND CONDITIONS

1.00 Representations, Warranties, and Covenants

1.01 The Consultant represents and warrants to, and covenants with, the Company, as follows:

a. the Consultant has the ability, experience and skills necessary to carry out its obligations under this Agreement;

b. the Consultant and its officer, employees, agents and consultants shall comply with all securities laws and regulations applicable to the Company or the Consultant, and all policies, rules and requirements of any exchange or quotation system on which the shares of the Company trade;

c. the Consultant shall, and shall cause its officers, employees, agents and co-consultants to, act at all times in the best interests of the Company;

d. the Consultant, upon notice from the Company, will cease all Services for the period directed by the Company without effect on the payment of compensation due hereunder unless this Agreement is terminated in connection with the request to cease Services;

e. the Consultant will not distribute or disseminate any information concerning the Company in any form or medium, unless such information has been provided to the Consultant by the Company for distribution or dissemination, or the Company has reviewed and approved such information prior to its distribution of dissemination by the Consultant, or such information is in the public domain or known to the Consultant through his general knowledge of the industry;

f. the Consultant will not engage in any transaction involving the offer or sale of securities of the Company, and will not solicit or encourage any other party to engage in any transaction involving the offer or sale of securities of the Company, at any time that the Consultant is in possession of material non-public information concerning the Company; and

g. except as otherwise provided herein or as may be authorized in writing by the Company, the Consultant shall have no authority to contract any obligation in the name of, on account of or on behalf of the Company or to make any representation or commitment with respect to the Company or its products or services.

1.02 The Company represents and warrants to, and covenants with, the Consultant to provide sufficient support, as limited to the Company's capabilities, so as to enable to the Consultant to perform its obligations set forth in this Agreement and for this purpose, upon the Consultant's reasonable request, to make available such of its officers and personnel and other assets subject to the overriding discretion of the President of the Company.

2.00 Position

2.01 The Consultant shall provide the Services indicated on the first page hereof and in such capacity, shall carry out the duties and responsibilities commensurate with that position as such duties are more specifically defined from time to time during the term of this Agreement by the Board of Directors of the Company.

2.02 In providing his services hereunder, the Consultant shall report to and take directions from the President of the Company subject to overriding directions from the Board of Directors of the Company.

3.00 Terms; Termination of Engagement

3.01 The term of engagement pursuant to this Agreement shall be for the term stated on the first page hereof and thereafter engagement shall continue on a monthly basis until terminated by the Company or the Consultant. Either party may terminate the Consultant's engagement as follows:

a. the Consultant may terminate his services at any time and for any reason upon one month's written notice to the Company;

                                                              [INITIALS & DATE]

                                                            Consulting Agreement
                                                                          Page 4



b. the Company may terminate the Consultant's services at will provided, however, if the Company terminates the Consultant's engagement without cause at any time after an initial probationary period off three months, the Consultant's salary and benefits shall continue for at least 3 months;

c. the Company may terminate the Consultant's services for cause after reasonable notice of any non-performance has been given by the Company to the Consultant and a reasonable opportunity has been afforded to the Consultant to remedy any instance of non-performance. For purposes of the preceding sentence, "cause" shall include but not be limited to:

     i.     fraud,
     ii.    conviction or confession of an indictable offense,
     iii.   destruction or theft of the Company's property,
     iv.    misconduct materially injurious to the Company, or
     v.     any breach or threatened breach of this Agreement.

3.02 If the Consultant's engagement is terminated:

a. subject to paragraph 3.01.b, no further compensation coming due under this Agreement after the date of termination shall be payable by the Company; and

b. the Consultant shall continue to be bound by the terms of section 6.00 of this Agreement.

4.00 Compensation

4.01 During the term of this Agreement, the Consultant shall be paid in accordance with the compensation provisions on the first page hereof. This compensation may be increased from time to time subject to the approval of the Board of Directors of the Company and, where required, any regulatory body having jurisdiction. To minimize outlay of cash, 50% of the compensation due to the Consultant from time to time may be paid, at the discretion of the Company, through the issue of shares at a deemed price per share equal to the closing price of the Company's shares on the trading day prior to the day of issue on the NASD over the counter market or such other exchange as the shares of the Company may be traded on or by the delivery of some other consideration in kind agreed to by the Consultant. For the purpose of paying compensation through the issue of shares, the Company shall be entitled to delay any compensation for services until such services are actually rendered.

4.02 The Consultant acknowledges and agrees that office and consultancy costs and expenses associated with the Consultant's performance under the terms of this Agreement shall be at his own expense unless the Company agrees to pay expenses for services above the scope of this Agreement. Such expenses will include travel to sites of the Company's operations and offices inside outside the USA, to industry events as designated by the Company, and any other mutually agreed requests made by the Company. Expenses shall include air travel, hotel accommodation and ground expenses in accordance with the Company's policy or common practice. Such expenses are in addition to the Consultant's per diem fee. Such company paid expenses, where possible, will be submitted to the Company in writing by the Consultant prior to the undertaking of the expenses and approved in writing by the President of the Company.

5.00 Non-circumvention of Consultant

5.01 In and for valuable consideration, the Company agrees that:

a. the Consultant may introduce the Company (whether written, oral, data, or otherwise made by the Consultant) to opportunities (the "Opportunities"), including, without limitation, potential partners, suppliers, customers, contacts, investors, lenders, borrowers, trusts, corporations, and unincorporated business entities;

b. the identity of the Opportunities, and all other information concerning the Opportunities (including, without limitation, all mailing information, telephone and facsimile numbers, email addresses, and other contact information) introduced hereunder are the property of the Consultant and shall be treated as confidential information;

                                                               [INITIALS & DATE]

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                                                            Consulting Agreement
                                                                          Page 5



c. it shall not use such information except in the context of joint venture with the Consultant, and never without the Consultant's prior written approval;

d. neither it, nor its employees, affiliates and assigns shall enter into, or otherwise arrange (either for itself or any other person of entity) any business relations, contact any person of an Opportunity, either directly or indirectly, or any of its affiliates, or accept any compensation or advantage in relation to an Opportunity except as directed through the Consultant, without the prior written approval of the Consultant.

The Consultant is relying on the Company to assent to these terms and the intent of the Company to be bound by the terms as evidenced by the Company's execution of this Agreement. Without the assent of the Company to these terms, the Consultant would not introduce any Opportunity or disclose any confidential information in pursuance of this Agreement.

6.00 Ownership of Technology; Confidentiality

6.01 The Consultant recognizes and acknowledges that during the course of his engagement, he will have access to certain information not generally known to the public, relating to the products, sales or business of the Company which may include, without limitation, software, literature, data, programs, customer contact lists, sources of supply, prospects or projections, manufacturing techniques, processes, formulas, research or experimental work, work in process, trade secrets or any other proprietary or confidential matter (collectively, the "Confidential Information"). The Consultant recognizes and acknowledges that this Confidential Information constitutes a valuable, special and unique asset of the Company, access to and knowledge of which are essential to the performance of the Consultant's duties. The Consultant acknowledges and agrees that all such Confidential Information, including without limitation that which the Consultant conceives or develops, either alone or with others, at any time during his engagement by the Company, is and shall remain the exclusive property of the Company. The Consultant further recognizes, acknowledges and agrees that, to enable the Company to perform services for its customers or its clients, such customers or clients may furnish to the Company or the Consultant Confidential Information concerning their business affairs, property, methods of operation or other data, that the goodwill afforded to the Company depends on the Company and its employees preserving the confidentiality of such information, and that such information shall be treated as Confidential Information of the Company for all purposes under this Agreement.

6.02 The Consultant agrees that, except as directed by the Company, the Consultant will not at any time, whether during or after his engagement with the Company, use or disclose to any person for any purpose other than for the benefit of the Company any Confidential Information, or permit any person to use, examine and/or make copies of any documents, files, data or other information sources which contain or are derived from Confidential Information, whether prepared by the Consultant or otherwise coming into the Company's possession or control without the prior written permission of the Company.

6.03 The Consultant agrees that upon request by the Company and in any event upon termination of engagement, the Consultant shall turn over to the Company (or provide proof of destruction of) all Confidential Information in the Consultant's possession or under his control which was created pursuant to, is connected with or derived from the Consultant's services to the Company, or which is related in any manner to the Company's business activities or research and development efforts, whether or not such materials are in the Consultant's possession as of the date of this Agreement.

6.04 The provisions of this section 6.00 shall apply with such necessary changes to the Confidential Information of the Consultant to which the Company obtains access by virtue of this Agreement.

7.00 Saving Provision

7.01 The Company and the Consultant agree and stipulate that the agreements and covenants contained in the preceding sections 5.00 and 6.00, including the scope of the restricted activities described therein and the duration and geographic extent of such restrictions, are fair and reasonably necessary for the protection of the parties and the information described, goodwill and other protectable interests, in light of all of the facts and circumstances of the relationship between the Consultant and the Company. In the event a court of competent


                                                               [INITIALS & DATE]

                                                            Consulting Agreement
                                                                          Page 6


jurisdiction should decline to enforce any provision of the preceding paragraphs, such paragraphs shall be deemed to be modified to restrict them to the maximum extent, in both time and geography which the court shall find enforceable.

8.00 Injunctive Relief

8.01 Each party acknowledges that a breach or threatened breach of any of the covenants or other agreements contained herein would give rise to irreparable injury to the party relying on such covenant or other agreement which injury would be inadequately compensable in money damages. Accordingly, such party or where appropriate, a client of such party, may seek and obtain an injunctive relief from the breach or threatened breach of any provision, requirement or covenant of this Agreement, in addition to and not in limitation of any other legal remedies which may be available.

8.02 The parties acknowledge and agree that the covenants contained herein are necessary for the protection of the parties' respective legitimate business interests and are reasonable in scope and content.

9.00 General

9.01 This Agreement and all matters arising hereunder will be governed by and construed in accordance with the laws of the State of Washington, and the laws of the United States applicable therein, and all disputes and claims, whether for specific performance, injunction, declaration or otherwise howsoever both at law and in equity, arising out of or in any way connected with this Agreement will be referred to the courts of the State of Washington exclusively, and, by execution and delivery of this Agreement, each party hereby irrevocably submits and attorns to such jurisdiction.

9.02 In the event it becomes necessary to enforce this Agreement through legal action, whether or not a suit is actually commenced, the party which obtains substantial success in a legal action shall be entitled to his or actual reasonable solicitor's fees and disbursements.

9.03 Any reference in this Agreement in the masculine gender shall include the feminine and neuter genders, and vice versa, as appropriate. Any reference in this Agreement in the singular shall mean the plural and vice versa, as appropriate.

9.04 There is no verbal or other agreement which may modify or affect this Agreement.

9.05 All dollars expressed in this Agreement are United States dollars.

9.06 This Agreement shall be considered and construed as a single instrument and the failure to perform any of the terms and conditions in this Agreement shall constitute a violation or breach of the entire instrument or Agreement and shall constitute the basis for cancellation or termination.

9.07 The parties hereto agree to do or cause to be done all acts or things necessary to implement and carry into effect the provisions and intent of this Agreement.

9.08 Should any provisions of this Agreement be determined to be unenforceable or prohibited by any applicable law, this Agreement shall be valid for all but the non-conforming portion which portion only shall then be considered null and void.

9.09 This Agreement may not be assigned by the parties hereto without the agreement of the other party.

9.10 Each party hereto shall have the right to correct a default in the performance of such party's obligations hereunder within fourteen days upon receiving notice by certified mail to the appropriate address of the defaulting party.

9.11 All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by e-mail or other telecommunication facility or on receipt after dispatch by certified or registered first class mail, postage prepaid to the party to whom the same is so given or made to its address noted on the first page.

                                                               [INITIALS & DATE]
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                                                            Consulting Agreement
                                                                          Page 7



9.12 This Agreement, including all Schedules attached hereto, constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof and may not be amended, modified or terminated unless in a written instrument executed by the party or parties sought to be bound.

9.13 This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument and a facsimile copy of this Agreement executed by a party hereto in counterpart or otherwise will be deemed to be a valid and binding Agreement and accepted as an original of the Agreement until such time as each of the parties has an originally executed Agreement in its possession.



                                                               [INITIALS & DATE]